UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 15, 2016

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

64 Jackson Road Devens, Massachusetts		01434
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2016, the Board of Directors (the “Board”) of American Superconductor Corporation (the “Company”) elected a new director, Arthur H. House, effective on September 15, 2016. Mr. House was also appointed to the Compensation Committee of the Board (the “Compensation Committee”). He has no relationships or transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any arrangements or understandings with other persons pursuant to which he was selected as a director.

Mr. House will be compensated for his service on the Board and the Compensation Committee in accordance with the Company’s existing compensation arrangements for non-employee directors. Mr. House will receive an automatic grant of a number of options to purchase shares of common stock under the Company’s Amended and Restated 2007 Director Stock Plan (the “2007 Director Plan”) on the third business day following his election to the Board equal to (a) $40,000 divided by (b) the Black-Scholes value of an option to purchase one share of common stock. Under the 2007 Director Plan, these options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and become exercisable in equal installments over a two-year period.

In accordance with the Company’s existing compensation arrangements for non-employee directors, Mr. House also will receive a cash retainer of $35,000 per year for his service on the Board, to be paid in the form of a quarterly retainer of $8,750, and a cash retainer of $9,000 per year for his service on the Compensation Committee. Mr. House also will receive an annual grant of fully-vested shares of common stock under the 2007 Director Plan with an aggregate value equal to $40,000 three business days following the last day of each fiscal year, subject to proration for any partial fiscal year of service. The Company has agreed to pay Mr. House’s travel and accommodation expenses to attend meetings and other corporate functions, along with any taxes related to such payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: September 16, 2016	By:	/s/ David A. Henry
David A. Henry Executive Vice President and Chief Financial Officer

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